Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Infrastructure and Energy Alternatives, Inc. and Subsidiaries on Form S-8 of our report dated February 19, 2018 on the consolidated balance sheet of Infrastructure and Energy Alternatives, Inc. and Subsidiaries as of December 31, 2017 and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2017 appearing in the 2018 Annual Report on Form 10-K of Infrastructure and Energy Alternatives, Inc. and Subsidiaries.

/s/ Crowe LLP
Indianapolis, Indiana
June 3, 2019